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Exhibit 4

Execution Copy

SETTLEMENT AGREEMENT

        This Settlement Agreement dated as of October 6, 2005 is entered into by and among Instrumentation Laboratory S.p.A. ("IL"), Grupo CH-Werfen, SA ("Werfen"), Izasa Distribuciones Tecnicas SA ("Izasa"), Jose Manent, Jose Luis Martin, Francisco Rubiralta and Josh Maria Rubiralta (together, the "IL Parties") on the one hand and Bio-Rad Laboratories, Inc. ("Bio-Rad"), DANSA Partners, Ltd. ("DANSA"), David Schwartz, Alice N. Schwartz and Norman Schwartz (together, the "Bio-Rad Parties") on the other hand. Each of the IL Parties and the Bio-Rad Parties is a "Party" and collectively are the "Parties."

        WHEREAS Bio-Rad commenced an action against the IL Parties in the United States District Court for the Southern District of New York, captioned Bio-Rad Laboratories, Inc. v. Instrumentation Laboratory, S.p.A., 05 Civ. 857 (DLC) (the "Litigation");

        WHEREAS each of the Parties, without admitting liability or admitting or denying the strengths of any claims or defenses, wishes to resolve any and all claims that have been or could have been brought in the Litigation, and each of the Parties considers this Settlement Agreement to be in its own best interest;

        WHEREAS Bio-Rad is the direct and beneficial owner of 12,164,237 American Depositary Shares of IL (the "Bio-Rad Shares"), DANSA is the direct and beneficial owner of 83,570 American Depositary Shares of IL (the "DANSA Shares"), Mr. David Schwartz and Ms. Alice N. Schwartz together are the direct and beneficial owners of 2,500 American Depositary Shares of IL (the "David and Alice Schwartz Shares"); Mr. David Schwartz individually is the direct and beneficial owner of 100 American Depositary Shares of IL (the "David Schwartz Shares"); and Mr. Norman Schwartz individually is the direct and beneficial owner of 100 American Depositary Shares of IL (the "Norman Schwartz Shares;" and, together with the Bio-Rad Shares, the DANSA Shares, the David and Alice Schwartz Shares and the David Schwartz Shares, the "Shares");

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which each Party acknowledges, the Parties agree as follows:

        1.1    The Closing.    The Closing of the transactions contemplated by this Settlement Agreement (the "Closing") shall take place as soon as reasonably practicable, and in no event later than October 14, 2005, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, or on such other date as the IL Parties and the Bio-Rad Parties may mutually determine (the "Closing Date").

        1.2    Transfer of Shares.    At the Closing, subject to satisfaction or waiver of all of the Closing Conditions:

  (a)
  Bio-Rad shall deliver to Izasa the Bio-Rad Shares, free and clear of all mortgages, liens, security interests, loans, charges and encumbrances ("Encumbrances") thereon.

  (b)
  DANSA shall deliver to Izasa the DANSA Shares, free and clear of all Encumbrances thereon.

  (c)
  Mr. David Schwartz and Ms. Alice N. Schwartz together shall deliver to Izasa the David and Alice Schwartz Shares, free and clear of all Encumbrances thereon.

  (d)
  Mr. David Schwartz shall deliver to Izasa the David Schwartz Shares, free and clear of all Encumbrances thereon.

  (e)
  Mr. Norman Schwartz shall deliver to Izasa the Norman Schwartz Shares, free and clear of all Encumbrances thereon.

All Shares shall be delivered in paper certificate form, together with a stock power in form and substance acceptable to both Izasa and Bank of New York, or transferred by such other method as is acceptable to both Izasa and Bank of New York.

        1.3    Payment of Consideration.    At the Closing, subject to satisfaction or waiver of all of the Closing Conditions, Izasa shall transfer to Fried, Frank, Harris, Shriver & Jacobson LLP, in escrow for the benefit of the Bio-Rad Parties, the aggregate sum of $12,000,195.92, to be allocated as set forth below, in immediately available U.S. funds (the "Share Purchase Price"), representing full payment of the purchase price for all Shares transferred by the Bio-Rad Parties. The payment shall be remitted by wire transfer and shall be released by Fried, Frank, Harris, Shriver & Jacobson LLP to the Bio-Rad Parties only when Bank of New York confirms that record ownership of all Shares has been transferred to Izasa. It is understood among all Parties that the Share Purchase Price represents the entire consideration for all Shares and that no further payments by any of the IL Parties are due to any of the Bio-Rad Parties. The Share Purchase Price is allocated ratably as follows:

Bio-Rad Shares	$11,915,688.64
DANSA Shares	$81,862.44
David and Alice Schwartz Shares	$2,448.92
David Schwartz Shares	$97.96
Norman Schwartz Shares	$97.96

        1.4    Conditions for Closing.    The obligation of the Bio-Rad Parties and the IL Parties to effect the consummation of the transactions contemplated hereby is subject to the fulfillment prior to the Closing (or waiver by each of the other Parties for whose benefit the conditions exist) of the conditions that:

  (a)
  The representations and warranties contained herein with regard to each of the Bio-Rad Parties and the IL Parties are true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date.

  (b)
  No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no law shall have been enacted by any governmental entity (of the United States or otherwise) which prevents the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

        2.    Dismissal of Litigation.    Upon execution of this Settlement Agreement, the Parties, through their respective counsel, shall execute a stipulation in the form attached as Exhibit A dismissing the Litigation with prejudice. The stipulation shall be held in escrow by the attorneys for the IL Parties and shall be filed with the Court following the Closing.

        3.    Bio-Rad Parties Release.    Effective upon Closing, each of the Bio-Rad Parties for itself and its Affiliates, releases and discharges:

  (a)
  the IL Parties,

  (b)
  all persons and entities controlled by, controlling or under common control with each of the IL Parties, and

  (c)
  all officers, directors, employees, agents, representatives, attorneys, predecessors, successors and assigns of the persons and entities listed in (a) and (b)

from any and all claims, demands, damages, contracts, covenants, warranties, debts, liabilities or causes of action of any kind and nature whatsoever, known or unknown, foreseen or unforeseen, that the Bio-Rad Parties ever had, now has, or may hereafter have, with respect to any subject matter whatsoever, except for (i) claims arising from the breach or the enforcement of the Settlement Agreement, and (ii) claims relating to patents, trademarks, trade secrets and other intellectual property rights, which are specifically reserved. For purposes of this Settlement Agreement, "Affiliates" means all persons or entities controlled by, controlling, or under common control with the specified person or entity.

        4.    IL Parties Release.    Effective upon Closing, each of the IL Parties, for itself and its Affiliates, releases and discharges:

  (a)
  the Bio-Rad Parties,

  (b)
  all persons and entities controlled by, controlling or under common control with any of the Bio-Rad Parties, and

  (c)
  all officers, directors, employees, agents, representatives, attorneys, predecessors, successors and assigns of the persons and entities listed in (a) and (b)

from any and all claims, demands, damages, contracts, covenants, warranties, debts, liabilities or causes of action of any kind and nature whatsoever, known or unknown, foreseen or unforeseen, that the IL Parties ever had, now has, or may hereafter have, with respect to any subject matter whatsoever, except for (i) claims arising from the breach or the enforcement of the Settlement Agreement, and (ii) claims relating to patents, trademarks, trade secrets and other intellectual property rights, which are specifically reserved.

        5.    Bio-Rad Parties Representations and Warranties.    Each of the Bio-Rad Parties jointly and severally represents and warrants to the IL Parties as follows as of the date hereof and as of the Closing Date (as though made on and as of such date):

  (a)
  Organization.    Bio-Rad is a corporation duly organized and validly existing under the laws of the state of Delaware, and DANSA is a validly existing limited partnership under California law and each has all requisite corporate or partnership power, as the case may be, and authority to enter into and carry out the transactions contemplated by the Settlement Agreement.

  (b)
  Due Authorization.    The execution, delivery and performance of the Settlement Agreement has been duly authorized by all requisite organizational action, on the part of each of Bio-Rad and DANSA, and constitutes, or when delivered will constitute, a legal, valid and binding obligation of each of the Bio-Rad Parties, enforceable against each Bio-Rad Party, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

  (c)
  No Violation.    The execution, delivery and performance by each of the Bio-Rad Parties of the Settlement Agreement and the consummation by each of the Bio-Rad Parties of the transactions contemplated hereby will not (i) violate any provision of Law of any Governmental Entity applicable to any of the Bio-Rad Parties or any of its properties or assets, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement of any of the Bio-Rad Parties, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Bio-Rad Parties, (iii) violate the organizational documents of Bio-Rad or DANSA or (iv) require approval by Bio-Rad's shareholders.

  (d)
  Consents and Permits.    No federal or state governmental licenses, permits, qualifications and authorizations, and no authorization, consent, waiver of contractual right or obligation, or approval of or by, or any notification of or filing with, any person is required by any of the Bio-Rad Parties or any of its subsidiaries, where applicable, in connection with the execution, delivery and performance of this Settlement Agreement and the consummation by each of the Bio-Rad Parties of the transactions contemplated hereby.

  (e)
  Representations Regarding the Transfer of Shares.

  (i)
  Each Bio-Rad Party is the lawful and beneficial owner of the Bio-Rad Shares it will transfer under the terms of this Settlement Agreement;

  (ii)
  Each Bio-Rad Party has had a reasonable opportunity to ask questions and receive answers and information from the IL Parties concerning IL. Each Bio-Rad Party confirms that it has received all such answers and information that it has requested of IL to its satisfaction;

  (iii)
  None of the IL Parties have made representations or furnished information to any of the Bio-Rad Parties regarding the merits of the Transfer of Shares to Izasa, the value of the Shares, or the future success of IL, and each Bio-Rad Party acknowledges that it has not relied upon any statements or actions of any of the IL Parties in deciding whether to enter into this Settlement Agreement and the transactions contemplated thereby.

  (f)
  No Other Shares.    The Bio-Rad Parties do not beneficially own or control any American Depository Shares of IL other than those being sold under this Settlement Agreement and, as of the Closing, the Bio-Rad Parties do not hold any American Depository Shares of IL (or certificates representing such shares) on behalf of any other person or entity.

        6.    IL Parties Representations and Warranties.    Each of the IL Parties jointly and severally represents and warrants to the Bio-Rad Parties as follows as of the date hereof and as of the Closing Date (as though made on and as of such date):

  (a)
  Organization.    IL is a company (Societ1 per Azioni) duly organized and validly existing under the laws of Italy, and Werfen and Izasa are companies (Sociedad Anonima) validly existing under the laws of Spain. Each has all requisite corporate or partnership power, as the case may be, and authority to enter into and carry out the transactions contemplated by the Settlement Agreement.

  (b)
  Due Authorization.    The execution, delivery and performance of the Settlement Agreement has been duly authorized by all requisite organizational action, on the part of each of IL, Werfen and Izasa, and constitutes, or when delivered will constitute, a legal, valid and binding obligation of each of the IL Parties, enforceable against each IL Party, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

  (c)
  No Violation.    The execution, delivery and performance by each of the IL Parties of the Settlement Agreement and the consummation by each of the IL Parties of the transactions contemplated hereby will not (i) violate any provision of Law of any Governmental Entity applicable to any of the IL Parties or any of its properties or assets, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement of any of the IL Parties, or result in the creation of any Encumbrance upon any of the properties or assets of any of the IL Parties, (iii) violate the organizational documents of IL, Werfen or Izasa or (iv) require approval by IL's, Werfen's or Izasa's shareholders.

  (d)
  Consents and Permits.    No federal or state governmental licenses, permits, qualifications and authorizations, and no authorization, consent, waiver of contractual right or obligation, or approval of or by, or any notification of or filing with, any person is required by any of the IL Parties or any of its subsidiaries, where applicable, in connection with the execution, delivery and performance of this Settlement Agreement and the consummation by each of the IL Parties of the transactions contemplated hereby.

  (e)
  Representations Regarding the Transfer of Shares.    None of the Bio-Rad Parties have made representations or furnished information to any of the IL Parties regarding the merits of the Transfer of Shares to Izasa, the value of the Shares, or the future success of IL, and each IL

    Party acknowledges that it has not relied upon any statements or actions of any of the Bio-Rad Parties in deciding whether to enter into this Settlement Agreement and the transactions contemplated thereby.

        7.    Covenants.    Each Bio-Rad Party hereby covenants and agrees with the IL Parties that for a time period of five years from Closing of this Settlement Agreement none of the Bio-Rad Parties will, without the prior written consent of each of the IL Parties, acquire or agree, offer, seek or propose to acquire any direct or indirect ownership interest in American Depository Shares or Ordinary Shares in IL.

        8.    Enforcement; Attorneys' Fees.    This Settlement Agreement shall be enforceable by any Party, by legal proceedings or otherwise, in the same manner as any other contract. The prevailing party will have the right to recover reasonable attorneys' fees and costs in any proceeding to enforce this Settlement Agreement. Furthermore, if any Party shall hereafter commence, join in, assist a third party in filing or commencing, or in any manner seek relief through, any suit, action or other proceeding against any other Party arising out of, based upon, or relating to, the claims released by this Settlement Agreement, or in any manner assert or cause to asserted against any Party a cause of action that is based on the subject matter of the claims released by this Settlement Agreement, Settled Claims, and this Settlement Agreement is held to control the outcome of all or part of such suit, action or proceeding, the prevailing Party shall be entitled to recover its attorneys' fees and other expenses.

        9.    Governing Law.    This Settlement Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to conflict of law principles). The Parties agree that the United States District Court for the Southern District of New York shall be the exclusive forum for any litigation arising under or relating to this Settlement Agreement, including enforcement thereof.

        10.    Entire Agreement; Integration; Modifications.    This Settlement Agreement contains the entire understanding and agreement of the Parties, and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, with respect to the subject matter set forth in this Settlement Agreement, the ownership of IL shares, and the management or financial reporting of IL. The rights and obligations of the Parties with respect to the subject matter of this Settlement Agreement and the matters referred to in it are to be determined solely on the basis of this Settlement Agreement. No amendment, modification, waiver or cancellation of any term or condition of this Settlement Agreement shall be effective unless executed in writing by all of the Parties.

        11.    Representations, Separate Counsel.    Each Party acknowledges that it has been advised by separate legal counsel of its own choice throughout the negotiations that have preceded the execution of this Settlement Agreement; that it has had the opportunity to review the provisions of this Settlement Agreement with its counsel; and that it has executed this Settlement Agreement voluntarily and of its own free will, without duress. No Party has relied upon any representation, warranty, factual statement, legal conclusion, or any other statement by any other Party outside those set forth in this Settlement Agreement.

        12.    Construction; Drafting.    All Parties have contributed to the drafting of this Settlement Agreement, and no provision of this Settlement Agreement should be more strictly construed against any Party on the basis of who wrote it.

        13.    Benefits; Binding Effect.    This Settlement Agreement shall inure to the benefit of, and shall be binding upon, the undersigned Parties and each of their successors and assigns.

        14.    Captions; Headings.    Captions and headings contained in this Settlement Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Settlement Agreement or the intent of any provision hereof.

        15.    Costs and Expenses.    The Parties agree that the costs of and incidental to the preparation and consummation of this Agreement and the transactions contemplated hereby, including the costs and expenses for the transfer of the Shares shall be borne by the party incurring such costs.

        16.    Counterparts.    This Settlement Agreement may be executed and delivered in counterparts.

Bio-Rad Laboratories, Inc.		Instrumentation Laboratory S.p.A.
By:	/s/ [ILLEGIBLE]	By:	/s/ JOSÉ LUIS MARTÍN
José Luis Martín
DANSA Partners, Ltd.		Grupo CH-Werfen S.A.
By:	/s/ DAVID SCHWARTZ	By:	/s/ JOSÉ MARÍA RUBIRALTA
	David Schwartz General Partner		José María Rubiralta
By:	/s/ ALICE N. SCHWARTZ
Alice N. Schwartz General Partner
Izasa Distribuciones Técnicas SA.
/s/ DAVID SCHWARTZ David Schwartz
		By:	/s/ JOSÉ MARÍA RUBIRALTA José María Rubiralta
/s/ ALICE N. SCHWARTZ Alice N. Schwartz		/s/ JOSÉ MANENT José Manent
/s/ NORMAN SCHWARTZ Norman Schwartz		/s/ JOSÉ LUIS MARTÍN José Luis Martín
/s/ FRANCISCO RUBIRALTA Francisco Rubiralta
/s/ JOSÉ MARÍA RUBIRALTA José María Rubiralta

EXHIBIT A

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

BIO-RAD LABORATORIES, INC.,
Plaintiff,	05 Civ. 857 (DLC) ECF CASE
- v. -
INSTRUMENTATION LABORATORY, SPA. GRUPO CH-WERFEN, SA, IZASA DISTRIBUCIONES TECNICAS, SA, JOSE MARIA RUBIRALTA, JOSE LUIS MARTIN, JOSE MANENT and FRANCISCO RUBIRALTA,	STIPULATION OF DISMISSAL
Defendants.

IT IS HEREBY STIPULATED by all parties that this action is voluntarily dismissed in its entirety, with prejudice, pursuant to Fed. R. Civ. P. 41(a). Each party shall bear its own costs and fees, if any. The Clerk of the Court is requested to mark this case closed.

Dated: October , 2005
LATHAM & WATKINS LLP	FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
By:	By:
James Brandt (JB-3400) Jennifer Meyer (JM-2471)	Peter L. Simmons (PS-2867) Stephanie J. Goldstein (SG-0096) Shahzeb Lari (SL-1812)
885 Third Avenue New York, NY 10022	One New York Plaza New York, NY 10004-1980
Telephone:(212) 906-1200 Facsimile:(212) 751-4864	Telephone:(212) 859-8000 Facsimile:(212) 859-4000
Attorneys for Plaintiff Bio-Rad Laboratories, Inc.	Attorneys for Defendants Instrumentation Laboratory, SPA, Grupo CH-Werfen, SA, Izasa Distribuciones Tecnicas, SA, Jose Maria Rubiralta, Jose Luis Martin, Jose Manent and Francisco Rubiralta
IT IS SO ORDERED:
Date:
Hon. Denise Cote, U.S.D.J.

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  Exhibit 4
  Execution Copy
SETTLEMENT AGREEMENT
EXHIBIT A